EXHIBIT 4.2

                                                                       EXHIBIT A

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: May 2, 2005

                                                                   $3,000,000.00


                     11% SENIOR SECURED NOTE DUE MAY 2, 2008

      THIS NOTE is one of a series of duly authorized and issued 11% Senior Secured Notes of Knockout Holdings, Inc., a Delaware corporation, having a principal place of business at 100 W. Whitehall Ave., Northlake, IL 60164-2349 (the "Company"), designated as its 11% Senior Secured Note, due May 2, 2008 (the "Note(s)").

      FOR VALUE RECEIVED, the Company promises to pay to DCOFI MASTER LDC or its registered assigns (the "Holder"), the principal sum of $3,000,000 on May 2, 2008 or such earlier date as the Notes are required or permitted to be repaid as provided hereunder (the "Maturity Date"), and to pay interest to the Holder on the aggregate then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

      Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

            "Alternate  Consideration"  shall  have  the  meaning  set  forth in
      Section 5(c).

            "Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

            "Change of Control Transaction" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange
      Act) of effective  control (whether through legal or beneficial  ownership


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

      of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, or (ii) a replacement at one time or within a one-year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

            "Common Stock" means the common stock, par value $0.001, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

            "Equity Conditions" shall mean, during the period in question, (i) the Company shall have duly honored all redemptions scheduled to occur, if any, (ii) all liquidated damages and other amounts owing in respect of the Notes shall have been paid; (iii) there is an effective Registration
      Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to the Transaction Documents (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future),
      (iv) the  Common  Stock is trading  on the  Trading  Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on a Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents, (vi) there is then existing no Event of Default or event which, with the passage of time or the giving of notice, would constitute an Event of Default, (vii) all of the shares issued or issuable pursuant to the transaction proposed would not violate the limitations set forth in Section 4, and (viii) no public announcement of a pending or proposed Fundamental Transaction, Change of Control Transaction or acquisition transaction has occurred that has not been consummated.

            "Escrow Agreement" shall mean the escrow agreement, in the form of Exhibit E attached to the Purchase Agreement.

            "Event of Default" shall have the meaning set forth in Section 8.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Fundamental  Transaction"  shall  have  the  meaning  set  forth in
      Section 5(c) hereof.

            "Interest Conversion Rate" means 85% the average VWAP for the 20 days immediately prior to the applicable Interest Payment Date.

            "Late Fees" shall have the meaning set forth in the second paragraph to this Note.

            "Mandatory Prepayment Amount" shall equal the sum of 115% of the principal amount of the Notes outstanding, plus all accrued and unpaid interest thereon.

            "Monthly Redemption" shall mean the redemption of the Note pursuant to Section 6(a) hereof.

            "Monthly Redemption Amount" shall mean, as to a Monthly Redemption, 1/21st the original principal amount in the aggregate among all Holders.

            "Monthly Redemption Date" means the first Business Day of each month, commencing 15 months after the Original Issue Date and ending upon the full redemption of this Note.

            "Original Issue Date" shall mean the date of the first issuance of the Notes regardless of the number of transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

            "Person"  means  a  corporation,   an  association,  a  partnership,
      organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            "Prepayment Amount" for any Notes shall equal the sum of (i) (A) 108% of the principal amount of Notes to be prepaid, plus all accrued and unpaid interest thereon if such prepayment shall occur on or before one year from the date hereof, or (B) 105% of the principal amount of Notes to be prepaid, plus all accrued and unpaid interest thereon if such prepayment shall occur after one year but before two years from the date hereof, or (C) 102% of the principal amount of the Notes to be prepaid, plus all accrued and unpaid interest thereon if such prepayment shall occur after two years but before three years from the date hereof, and
      (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Notes.

            "Purchase Agreement" means the Securities Purchase Agreement, dated as of May 2, 2005, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Subsidiary" shall have the meaning given to such term in the Purchase Agreement.

            "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

            "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

            "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

            "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Purchasers holding a majority of the principal amount of Notes then outstanding.


      Section 2. Interest and Prepayments.

            a) Payment of Interest in Cash or Kind. The Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Note at the rate of 11% per annum, payable quarterly in arrears, beginning on the first such date after the Original Issue Date and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) and on each Monthly Redemption Date (as to that principal amount then being redeemed) (each such date, an "Interest Payment Date"), in cash. The first 15 months' interest shall be held in escrow pursuant to the terms of the Escrow Agreement. After the expiration of 15 months from the Original Issue Date, the Company shall have the option to pay the interest in shares of Common Stock at the Interest Conversion Rate, or cash, or a combination thereof; provided, however, payment in shares of Common Stock may only occur if during the 20 Trading Days immediately prior to the applicable Interest Payment Date all of the Equity Conditions have been met, the payment in shares of Common Stock would not exceed 25% of the trading volume for any of the previous 10 Trading Days and the Company shall have given the Holder notice in accordance with the notice requirements set forth below.

            b) Company's Election to Pay Interest in Kind. Subject to the terms and conditions herein, after the expiration of 15 months from the Original Issue Date hereof, the decision whether to pay interest hereunder in shares of Common Stock or cash shall be at the discretion of the Company. Not less than 10 Trading Days prior to each Interest Payment Date, the Company shall provide the Holder with written notice of its election to pay interest hereunder either in cash or shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Within 10 Trading Days prior to an Interest Payment Date, the Company's election
      (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash.

            c) Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding


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

      registration and transfers of Notes (the "Note Register"). Except as otherwise provided herein, if at any time the Company pays interest partially in cash and partially in shares of Common Stock, then such payment shall be distributed ratably among the Holders based upon the principal amount of Notes held by each Holder.

            d) Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 20% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) ("Late Fee") which will accrue daily, from the date such interest is due hereunder through and including the date of payment. Notwithstanding anything to the contrary contained herein, if on any Interest Payment Date the Company has elected to pay interest in Common Stock and is not able to pay accrued interest in the form of Common Stock because it does not then satisfy the conditions for payment in the form of Common Stock set forth above, then, at the option of the Holder, the Company, in lieu of delivering either shares of Common Stock pursuant to this Section 2 or paying the regularly scheduled cash interest payment, shall deliver, within three Trading Days of each applicable Interest Payment Date, an amount in cash equal to the product of the number of shares of Common Stock otherwise deliverable to the Holder in connection with the payment of interest due on such Interest Payment Date and the highest VWAP during the period commencing on the Interest Payment Date and ending on the Trading Day prior to the date such payment is made.

            e) Optional Prepayment. The Company shall have the right to prepay, in cash, all or a portion of the Notes for an amount equal to such percentage of the principal amount to be repaid as set forth in (i), (ii), and (iii) below, plus all accrued and unpaid interest thereon:

                  (i) In the event that the Notes are prepaid on or prior to one year from the date hereof, the prepayment shall be 108%.

                  (ii) In the event that the Notes are prepaid after one year but on or before two years from the date hereof, the prepayment shall be 105%.

                  (iii) In the event that the Notes are prepaid after two years but on or before three years from the date hereof, the prepayment shall be 102%.

      Section 3. Registration of Transfers and Exchanges.

            a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

            b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

            c) Reliance on Note Register. Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

      Section 4. Share Issuance Limitations; Holder's Restriction on Shares. The Company's right to pay interest or a monthly redemption through the issuance of shares of Common Stock pursuant to Sections 2(a), (b), and 6(a), shall be limited to the extent that after the issuance of such shares, the Holder (together with the Holder's affiliates) would beneficially own in excess of 9.9% of the number of shares of the Common Stock outstanding immediately after such issuance. Except as set forth in the preceding sentence, for purposes of this
Section 4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 4, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Form 10-QSB or Form 10-KSB, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company's Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 4 may be waived by the Holder upon, at the election of the Holder, not less than 61 days' prior notice to the Company, and the provisions of this Section 4 shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

      Section 5. Certain Adjustments.

            a) Stock Dividends and Stock Splits. If the Company, at any time while the Notes are outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Warrant Shares shall be adjusted accordingly. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

            b) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares of Common Stock owned or held by or for the account of the Company, and the description of any such shares of Common Stock shall be considered one issue or sale of Common Stock. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.


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

            c) Fundamental Transaction. If, at any time while this Note is outstanding, (A) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (B) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or
      (C) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon issuance of the Warrant Shares, the Holder shall have the right to receive, for each Underlying Share that would have been issuable absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon issuance of the Warrant Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new note consistent with the foregoing provisions. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

      Section 6. Monthly Redemption

            a) Monthly Redemption. On each Monthly Redemption Date, the Company shall redeem each Holder's Pro Rata Portion of the Monthly
      Redemption Amount plus accrued but unpaid interest, the sum of all liquidated damages and any other amounts then owing to such Holder in respect of the Note. For purposes of this subsection 6(a) only, "Pro Rata Portion" is the ratio of (x) the principal amount of this Note on the Original Issue Date to (y) the sum of the aggregate original principal amounts of the Notes issued to all Holders. If any Holder shall no longer hold Notes, then the Pro Rata Portion shall be recalculated to exclude such Holder's principal amount from clause (y) above and the Monthly Redemption Amount shall be allocated pro-rata among the remaining Holders. The Monthly Redemption Amount due on each Monthly Redemption Date shall be paid in cash; provided, however, as to any Monthly Redemption and upon 10 Trading Days' prior written irrevocable notice, in lieu of a cash redemption payment, the Company may elect to pay 100% of a Monthly Redemption in shares of Common Stock based on a conversion price equal to 85% of the average of the 20 consecutive VWAPs immediately prior to the applicable Monthly Redemption Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 20 Trading Day period); provided, however, that the Company may not pay the Monthly Redemption Amount in shares of Common Stock unless, on the Monthly Redemption Date and during the 20 Trading Day period immediately prior to the Monthly Redemption Date, the Equity Conditions have been satisfied and the payment in shares of Common Stock would not exceed 25% of the trading volume for any of the previous 10 Trading Days.


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

            b) Redemption Procedure. The payment of cash and/or issuance of Common Stock, as the case may be, pursuant to a Monthly Redemption shall be made on the Monthly Redemption Date. If any portion of the cash payment for a Monthly Redemption shall not be paid by the Company by the respective due date, interest shall accrue thereon at the rate of 20% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Monthly Redemption Amount, plus all amounts owing thereon is paid in full. Alternatively, if any portion of the Monthly Redemption Amount remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to the Company given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary.

      Section 7. Negative Covenants. So long as any portion of this Note is outstanding, the Company will not and will not permit any of its Subsidiaries to directly or indirectly, without the prior written approval of the Holder:

            a) enter into, create, incur, assume or suffer to exist any indebtedness of any kind other than (i) indebtedness in the ordinary course of business and in an amount less than $25,000, (ii) indebtedness the net proceeds from which is used to prepay the Note in full pursuant to
      Section 2(e);

            b) enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than in connection with (i) indebtedness the net proceeds from which is used to prepay the Note in full pursuant to Section 2(e); c) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder;

            d) repay, repurchase or offer to repay, repurchase or otherwise acquire any of its Common Stock, Preferred Stock, or other equity securities; or

            e)    enter into any agreement with respect to any of the foregoing.

      The Holders acknowledge that the Company intends to enter into a customary inventory and receivables bank financing and upon receipt of such financing, the Holders and the Company will negotiate in good faith and in a timely manner in respect of making such modifications to the Transaction Documents as are necessary to permit such financing.

      Section 8. Events of Default.

            a) "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                  i. any default in the payment of (A) the  principal  of amount of any Note, or (B) interest (including Late Fees) on, or damages in respect of, any Note, in each case free of any claim of subordination, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured, within 2 Trading Days;


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

                  ii. the  Company  shall  fail to observe or perform  any other covenant or agreement contained in this Note or any of the other Transaction Documents which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such default sent by the Holder or by any other Holder and (B) 10 Trading Days after the Company shall become or should have become aware of such failure;

                  iii. a default or event of  default  (subject  to any grace or cure period provided for in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents other than the Notes, or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is bound;

                  iv. any  representation  or warranty made herein, in any other
            Transaction Document, in any written statement pursuant hereto or thereto, or in any other report, financial statement or certificate made or delivered to the Holder or any other holder of Notes shall be untrue or incorrect in any material respect as of the date when made or deemed made;

                  v. (i) the Company or any of its Subsidiaries  shall commence, or there shall be commenced against the Company or any such Subsidiary, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Subsidiary thereof or (ii) there is commenced against the Company or any Subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or (iii) the Company or any Subsidiary thereof is adjudicated by a court of competent jurisdiction insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (iv) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or (v) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors; or (vi) the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (vii) the Company or any Subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (viii) the Company or any Subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (ix) any corporate or other action is taken by the Company or any Subsidiary thereof for the purpose of effecting any of the foregoing;

                  vi. the Company or any Subsidiary  shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any


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

            long term leasing or factoring arrangement of the Company in an amount exceeding $50,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

                  vii. the Common  Stock shall not be eligible for  quotation on or quoted for trading on a Trading Market and shall not again be eligible for and quoted or listed for trading thereon within five Trading Days;

                  viii. the Company shall be a party to any Change of Control Transaction or Fundamental Transaction, shall agree to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) or shall redeem or repurchase more than a de minimis number of its outstanding shares of Common Stock or other equity securities of the Company (other than repurchases of shares of Common Stock or other equity securities of departing officers and directors of the Company; provided such repurchases shall not exceed $50,000, in the aggregate, for all officers and directors during the term of this Note);

            b) Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder's election, immediately due and payable in cash. The aggregate amount payable upon an Event of Default shall be equal to the Mandatory Prepayment Amount. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at the rate of 20% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. All Notes for which the full Mandatory Prepayment Amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

      Section 9. Miscellaneous.

            a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number (708) 273-6901, ATTN: OSCAR TURNER, CHIEF FINANCIAL OFFICER, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time),
      (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

            b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein

            c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

            d) Security Interest. This Note is a direct debt obligation of the Company and, pursuant to the Security Agreement is secured by a perfected security interest in all of the assets of the Company for the benefit of the Holders. The Holder agrees that it will subordinate its perfected security interest to any security interest in connection with inventory and receivables bank financing that the Company obtains.

            e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

            f) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

            g) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

            h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

            i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.


                              *********************

      IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.


                                              KNOCKOUT HOLDINGS, INC.


                                              /s/ Oscar Turner
                                              ----------------------------------
                                              Oscar Turner,
                                              Chief Financial Officer


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